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Exhibit 4.02

EXCHANGE AGREEMENT

    EXCHANGE AGREEMENT ("Agreement") dated as of August 13, 2001 by and between HYBRID NETWORKS, INC., a Delaware corporation (the "Company"), and HALIFAX FUND, L.P., a Cayman Islands limited partnership (the "Purchaser").

W I T N E S S E T H:

    WHEREAS, pursuant to that certain Securities Purchase Agreement dated as of February 16, 2001 between the Company and the Purchaser ("Purchase Agreement"), the Company issued and sold to the Purchaser on February 16, 2001 (i) a 6% Convertible Debenture (the "Debenture") of the Company in the original principal amount of $7.5 million, (ii) a 5-year warrant (the "Warrant") to purchase an aggregate of up to 833,333 shares (the "Warrant Shares") of the Company's common stock, $0.001 par value ("Common Stock"), and (iii) an adjustment warrant (the "Adjustment Warrant") to purchase a number of shares of Common Stock calculated pursuant to a formula set forth therein, for an aggregate purchase price of $7.5 million;

    WHEREAS, the Company and the Purchaser wish to exchange the Debenture and the Adjustment Warrant for 7,560 shares (the "Preferred Shares") of the Company's Series K Cumulative Convertible Preferred Stock, par value $.001 per share, which are convertible into shares ("Common Shares") of Common Stock, in accordance with the terms of that certain Certificate of Designations (the "Certificate") attached hereto as Annex A, all on the terms and conditions described below;

    WHEREAS, pursuant to the terms of that certain Registration Rights Agreement dated as of February 16, 2001 between the Company and the Purchaser (the "Prior Registration Rights Agreement"), the shares of Common Stock issuable upon conversion of the Debenture and exercise of the Warrant and the Adjustment Warrant were subject to registration rights of the Purchaser; and

    WHEREAS, the Common Shares and the Warrant Shares (collectively, the "Registrable Securities") will carry registration rights pursuant to the terms of that certain Registration Rights Agreement to be entered into between the Company and the Purchaser substantially in the form annexed hereto as Annex B (the "Registration Rights Agreement") and the parties desire to completely terminate the Prior Registration Rights Agreement;

    NOW, THEREFORE, in consideration of the foregoing premises and the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
Exchange of Debenture and Adjustment Warrant for Preferred Shares

    Section 1.1  Issuance of Preferred Shares.  Upon the following terms and conditions, the Company shall issue to the Purchaser, and the Purchaser shall acquire from the Company, 7,560 Preferred Shares in exchange for the surrender and cancellation of the Debenture and Adjustment Warrant.

    Section 1.2  The Exchange.

      (a) The exchange of the Debenture and Adjustment Warrant (the "Exchange") shall take place on or about the date hereof (the "Exchange Date"). On the Exchange Date the parties shall deliver all the items described in Section 4.3 below. In connection therewith, (1) the Company shall deliver original executed certificates evidencing the Preferred Shares to Kleinberg, Kaplan, Wolff & Cohen, P.C. ("KKWC") on or before the Exchange Date to hold for the Exchange, (2) the Company and the Purchaser shall exchange signature pages to this Agreement and the Registration Rights Agreement by facsimile on the date hereof (with four originals to be forwarded to KKWC by overnight courier), and (3) the stamped copy of the Certificate, the officer's certificate, the Sprint Consent and the opinion of counsel referenced in Section 4.2 below, respectively, shall be delivered to KKWC on or before the Exchange Date to hold for the Exchange (which officer's certificate, Sprint Consent and opinion may be by facsimile with originals to follow).

      (b) On the Exchange Date, the Purchaser shall receive all the original executed certificates evidencing the Preferred Shares, registered in the name of the Purchaser or its nominee, and the Purchaser shall surrender to the Company the Debenture and Adjustment Warrant for cancellation (which may be delivered to KKWC on the Exchange Date to be forwarded to the Company promptly following the Exchange Date). In addition, each party shall deliver all documents, instruments and writings required to be delivered by such party pursuant to this Agreement at or prior to the Exchange. Additionally, on the Exchange Date the Company shall pay to KKWC its legal fees and disbursements as set forth in Section 3.4.

      (c) For clarification purposes, the Warrant shall remain outstanding following the Exchange (as amended pursuant to Section 1.5 below) and carry the registration rights set forth in the Registration Rights Agreement.

    Section 1.3  Waivers.  Effective upon, and only upon, the consummation of the Exchange, each party hereto forever waives any and all defaults of the other party hereto arising, or which may have arisen, under the Purchase Agreement, the Debenture or Prior Registration Rights Agreement, including without limitation any defaults under Section 2(b) of the Prior Registration Rights Agreement but excluding any misrepresentations under Article II of the Purchase Agreement (which misrepresentations are not waived and shall continue to constitute a default), with the effect that any such default did not occur. Without limiting the foregoing, the $150,000 payment received by the Purchaser from the Company on or about June 29, 2001 in satisfaction of the liquidated damages payment due under the Prior Registration Rights Agreement, which shall be waived pursuant to the preceding sentence, shall be deemed applied against interest which was previously due under the Debenture and thus is factored into the exchange rate hereunder.

    Section 1.4  Rule 144.  The Company and the Purchaser hereby agree that for purposes of determining the holding period under Rule 144 promulgated under the Securities Act (as defined herein) for the Preferred Shares and Common Shares, the holding period for the Preferred Shares and Common Shares shall be deemed to have commenced as of February 16, 2001, the date that the Debenture was issued, and the Company shall not take any position inconsistent with such holding period. For as long as any Preferred Shares or Common Shares remain outstanding, the Company covenants to comply with the information requirements set forth in Rule 144(c) of the Securities Act on a timely basis and to take such other steps as may be required, including without limitation instructions to its transfer agents, to enable the Purchaser or holder of Common Shares or Preferred Shares to effect resales of such securities under such Rule 144.

    Section 1.5  Warrant Amendment.

      (a)  Amendments.  The Warrant is hereby amended as follows:

         (i) The following language shall be added to the end of clause (1) of Section 4(f)(ii) of the Warrant: "and the Common Stock shall be listed, quoted and traded, and not subject to any suspension of trading, on the NASDAQ National Market System, the American Stock Exchange, the New York Stock Exchange or the NASDAQ Small Cap Market, and no such market or exchange shall have notified the Company (in writing or orally) that the Company or its Common Stock is subject to delisting or suspension which notice is still in effect or which facts precipitating such potential delisting or suspension still exist;" and

        (ii) The following new clause (5) shall be added after clause (4) in Section 4(f)(ii) of the Warrant: "and (5) There shall no longer be outstanding any Preferred Shares (as defined in that certain Exchange Agreement between the Company and the initial Holder hereof dated on or about August 3, 2001)."

      (b)  Replacement Warrant; Tacking.  The Company agrees that, promptly following the Exchange Date, the Company shall issue and deliver to the Purchaser a replacement Warrant in exchange for the currently outstanding Warrant, which replacement Warrant shall be identical to the Warrant in all respects except for the amendments set forth in Section 1.5(a) above, at which time the Purchaser shall promptly return the currently outstanding Warrant to the Company for cancellation. The Company and the Purchaser hereby agree that for purposes of determining the holding period under Rule 144 of the Securities Act for the Warrant Shares in the event of a cashless exercise of the Warrant, the holding period for the Warrant Shares shall be deemed to have commenced as of February 16, 2001, the date that the Warrant was originally issued, and the Company shall not take any position inconsistent with such holding period.

    Section 1.6  Termination of Prior Registration Rights Agreement.  Effective upon, and only upon, the consummation of the Exchange, each of the parties hereto agrees that (a) the Prior Registration Rights Agreement will be terminated in its entirety and that all of the terms and provisions thereof will no longer be in effect, (b) each of the parties will release the other parties hereto from all obligations arising out of the Prior Registration Rights Agreement and neither party shall have any further rights arising out of the Prior Registration Rights Agreement, and (c) there will be no amounts due and owing under the Prior Registration Rights Agreement.

ARTICLE II
Representations and Warranties

    Section 2.1  Representations and Warranties of the Company.  The Company hereby makes the following representations and warranties to the Purchaser as of the date hereof and the Exchange Date except as may be set forth in a Schedule attached hereto bearing the subsection number of the subsection modified by such Schedule (it being agreed that the disclosure set forth in any Schedule shall only apply to the specified subsection of this Section 2.1 referred to in the caption of such Schedule):

      (a)  Organization and Qualification; Material Adverse Effect.  The Company is a corporation duly incorporated and existing in good standing under the laws of the State of Delaware and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company does not have any direct or indirect subsidiaries (defined as any entity of which the Company owns, directly or indirectly, 50% or more of the equity or voting power). Except where specifically indicated to the contrary, all references in this Agreement to subsidiaries shall be deemed to refer to all direct and indirect subsidiaries of the Company. Except where specifically indicated to the contrary, all references in this Article II to the Company shall be deemed to refer to the Company and its consolidated subsidiaries. Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary other than those in which the failure so to qualify would not have a Material Adverse Effect. "Material Adverse Effect" means any adverse effect on the business, operations, prospects, properties or condition (financial or otherwise) of the entity with respect to which such term is used and which is (either alone or together with all other adverse effects) material to such entity and other entities controlling or controlled by such entity taken as a whole, and any material adverse effect on the transactions contemplated under this Agreement, the Registration Rights Agreement or any other agreement or document contemplated hereby or thereby.

      (b)  Authorization; Enforcement.  (i) The Company has all requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Certificate, the Warrant and the Registration Rights Agreement (the "Transaction Documents") and to issue the Preferred Shares, the Warrant and the Registrable Securities (collectively, the "Securities") in accordance with the terms hereof and thereof and in accordance with the Purchase Agreement, (ii) the execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including the issuance of the Registrable Securities and the prior issuance of the Warrant under the Purchase Agreement, have been duly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors (or any committee or subcommittee thereof) or stockholders is required, (iii) the Transaction Documents have been duly executed and delivered by the Company and (iv) the Transaction Documents constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application.

      (c)  Capitalization.  The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, of which there are 22,379,780 shares of Common Stock and no shares of preferred stock issued and outstanding (excluding the Preferred Shares). Except as set forth in Schedule 2.1(c) hereto, no shares of Common Stock and no shares of preferred stock were reserved for issuance to persons other than the Purchaser. All of the outstanding shares of the Company's Common Stock and, if issued, preferred stock have been validly issued and are fully paid and non-assessable. No shares of capital stock are entitled to preemptive rights and, there are no outstanding options or outstanding warrants for shares of Common Stock (excluding the Warrant and Adjustment Warrant). There are no other scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights exchangeable for or convertible into, any shares of capital stock of the Company, or contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company or options, warrants, scrip, rights to subscribe to, or commitments to purchase or acquire, any shares, or securities or rights convertible or exchangeable into shares, of capital stock of the Company. The Company has furnished the Purchaser with a true and correct copy of the Company's Amended and Restated Certificate of Incorporation (the "Charter"), as in effect on the date hereof, and a true and correct copy of the Company's By-Laws, as in effect on the date hereof (the "By-Laws").

      (d)  Issuance of Registrable Securities.  The Common Shares and Warrant Shares are duly authorized and reserved for issuance, and, when issued upon conversion and/or exercise of the Preferred Shares or the Warrant, respectively, in accordance therewith, the Registrable Securities will be validly issued, fully paid and non-assessable, free and clear of any and all liens, claims and encumbrances, and, subject to the registration of such shares in accordance with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act" or the "Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be entitled to be quoted and/or listed (as the case may be) on the NASDAQ National Market System, the American Stock Exchange, the New York Stock Exchange, NASDAQ Small Cap Market or the OTC Bulletin Board (each an "Approved Market"), and the holders of such Registrable Securities shall be entitled to all rights and preferences then accorded to a holder of Common Stock. The outstanding shares of freely tradable Common Stock are currently quoted on the NASDAQ National Market System.

      (e)  No Conflicts.  The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby and the issuance of the Securities do not and will not (i) result in a violation of the Company's Charter or By-Laws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, patent, patent license or instrument to which the Company is a party and the loss of which could reasonably be expected to have a Material Adverse Effect on the Company (collectively, "Company Agreements"), or (iii) result in a violation of any federal, state, local or foreign law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, except (other than in the case of clause (i) above) where such violation would not reasonably be expected to have a Material Adverse Effect. The business of the Company and its direct and indirect subsidiaries is being conducted in material compliance with (i) its Charter and By-Laws, (ii) all Company Agreements and (iii) all applicable laws, ordinances or regulations of any governmental entity, except (other than in the case of clause (i) above) where such violation would not reasonably be expected to have a Material Adverse Effect. Except for filings, consents and approvals required under applicable state and federal securities laws, rules or regulations, or the rules and regulations of the Approved Markets and covered by the Registration Rights Agreement, the Company is not required under federal, state, local or foreign law, rule or regulation, or under any agreement, to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or third party in order for it to execute, deliver or perform any of its obligations under the Transaction Documents, or to issue and sell the Securities, except for the registration provisions provided in the Registration Rights Agreement, the written consent ("Sprint Consent") of Sprint to the Transaction Documents and the transactions contemplated thereby, and compliance with the "piggy-back" registration rights provisions of the Company's outstanding registration rights agreements described in Schedule 2.1(f) hereto (and disclosing the names of the potential selling stockholders and the maximum number of shares that they could require to be registered).

      (f)  SEC Documents; No Non-Public Information; Financial Statements.  The Common Stock is registered pursuant to Section 12(g) of the Exchange Act and since June 30, 1999 the Company and its subsidiaries have filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act, including all such proxy information, solicitation statement and registration statements, and any amendments thereto required to have been filed as of the Exchange Date (all of the foregoing including filings incorporated by reference therein being referred to herein as the "SEC Documents"). The Company has not directly or indirectly provided, and will not directly or indirectly provide, to the Purchaser any material non-public information or any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No event or circumstance has occurred prior to the date hereof or will have occurred as of or on the Exchange Date which would require the Company to disclose such event or circumstance in order to make the statements in the SEC Documents not misleading but which has not, or will have not, been so disclosed.

      (g)  Financial Statements.  The financial statements of the Company and its subsidiaries included in the SEC Documents comply as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). The occurrence of any potential event described in Schedule 2.1(g) will not cause a default, breach or violation of any material agreement of the Company, including, without limitation, any loan agreement or any agreement with a customer or supplier (or constitute an event which with notice or lapse of time or both would become a default, breach or violation). The Company is not subject to any Bankruptcy Event (as defined below).

      (h)  Principal Exchange/Market.  The principal market on which the Common Stock is currently quoted is the NASDAQ National Market System.

      (i)  No Material Adverse Change.  Except as disclosed in the Pre-Agreement SEC Documents (as defined below), since December 31, 1999, no Material Adverse Effect has occurred or exists, and no event or circumstance has occurred that with notice or the passage of time or both is reasonably likely to result in a Material Adverse Effect with respect to the Company or its subsidiaries on a consolidated basis.

      (j)  No Undisclosed Liabilities.  The Company and its subsidiaries have no liabilities or obligations not disclosed in the Pre-Agreement SEC Documents (as defined below), other than those liabilities incurred in the ordinary course of the Company's or its subsidiaries' respective businesses since December 31, 1999, which liabilities, individually or in the aggregate, do not have a Material Adverse Effect on the Company or its direct or indirect subsidiaries.

      (k)  No Undisclosed Events or Circumstances.  To the best knowledge of the Company, no material event or circumstance has occurred or exists with respect to the Company or its direct or indirect subsidiaries or their respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

      (l)  No General Solicitation.  Neither the Company, nor any of its affiliates, or, to its knowledge, any person acting on its or their behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Securities.

      (m)  No Integrated Offering.  Other than pursuant to the Purchase Agreement, neither the Company, nor any of its affiliates, nor to its knowledge any person acting on its or their behalf, has directly or indirectly (i) issued any securities of any kind, other than upon the exercise of outstanding stock options, during the six month period immediately prior to the date hereof, or (ii) made any other offers or sales of any security or solicited any offers to buy any security under circumstances that would require registration of the Securities.

    The issuance of the Securities to the Purchaser will not be integrated with any other issuance of the Company's securities (past, current or future) which requires stockholder approval under the rules of the NASDAQ National Market System.

      (n)  Form S-3.  The Company is eligible to file the Registration Statement (as defined in the Registration Rights Agreement) on Form S-3 under the Act and rules promulgated thereunder, and Form S-3 is permitted to be used for the transactions contemplated hereby under the Act and rules promulgated thereunder.

      (o)  Intellectual Property.  The Company and its subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, patent applications, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and confidential business information, computer software, and all other proprietary or intellectual property rights, and all goodwill associated with the foregoing (collectively, "Intellectual Property") necessary or desirable to conduct their respective businesses as now conducted or currently contemplated to be conducted in the future. Except for such expirations and terminations that would not individually or in the aggregate have a Material Adverse Effect on the Company, none of the Company's Intellectual Property rights have expired or terminated, or are expected to expire or terminate within three (3) years from the date of this Agreement. Except as would not individually or in the aggregate have a Material Adverse Effect, the Company and its subsidiaries do not have any knowledge of any infringement, interference or misappropriation by the Company or its subsidiaries of or with Intellectual Property or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others, and there is no claim, action or proceeding being made or brought against, or to the Company's knowledge, being threatened against, the Company or its subsidiaries regarding Intellectual Property or other infringement, interference or misappropriation. The Company and its subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their Intellectual Property.

      (p)  Poison Pill Provisions.  Neither the Company nor any of its subsidiaries have a stockholder rights plan. None of the acquisition of the Securities nor the deemed beneficial ownership of shares of Registrable Securities prior to, or the acquisition of Registrable Securities pursuant to, the conversion or exercise of the Preferred Shares or the Warrant, respectively, will in any event under any circumstance, but without giving effect to the ownership of any other securities of the Company, trigger the poison pill provisions of any other or subsequently adopted plan or agreement, or a substantially similar occurrence under any successor or similar plan.

      (q)  No Litigation.  Except as set forth in the reports or documents filed at least 5 Trading Days prior to the Exchange Date by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act (the "Pre-Agreement SEC Documents"), no litigation or claim (including those for unpaid taxes) against the Company or any of its subsidiaries is pending or, to the Company's knowledge, threatened, and no other event has occurred, which if determined adversely could reasonably be expected to have a Material Adverse Effect on the Company or could reasonably be expected to materially and adversely affect the transactions contemplated hereby. There is no legal proceeding described in the Pre-Agreement SEC Documents that could reasonably be expected to have a Material Adverse Effect on the Company.

      (r)  Brokers.  The Company has taken no action which would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments by the Company or the Purchaser relating to this Agreement or the transactions contemplated hereby. The Company shall be responsible for any and all such payments which may arise.

      (s)  Other Securities.  There are no outstanding securities issued by the Company that are entitled to registration rights under the Act. There are no outstanding securities issued by the Company that are directly or indirectly convertible into, exercisable into, or exchangeable for, shares of Common Stock of the Company, or that have anti-dilution or similar rights that would be affected by the issuance of any of the Securities.

      (t)  Certain Transactions.  Except as disclosed in the Pre-Agreement SEC Documents, none of the officers, directors, or key employees of the Company is presently a party to any transaction with the Company or any of its subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the

  Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

      (u)  Insurance.  The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as reasonably prudent and customary in the businesses in which the Company and its direct and indirect subsidiaries are engaged. Neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

      (v)  No Reliance on Purchaser.  The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm's length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the performance hereunder and thereunder and the transactions contemplated hereby and thereby. The Company further represents to the Purchaser that the Company's decision to enter into the Transaction Documents and the performance hereunder and thereunder has been based solely on the independent evaluation by the Company and its representatives.

      (w)  Foreign Corrupt Practices Act.  Neither the Company, nor any director, officer, agent, employee or other person acting on behalf of the Company or any subsidiary has, in the course of acting for, or on behalf of, the Company, directly or indirectly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; directly or indirectly made any direct or indirect unlawful payment to any foreign or domestic government or party official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar treaties of the United States; or directly or indirectly made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government or party official or employee.

      (x)  Application of Takeover Protections.  The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any anti-takeover provision contained in the Company's Charter or By-Laws or Delaware law which is or could become applicable to the Purchaser as a result of the transactions contemplated by the Transaction Documents, including, without limitation, the Company's issuance of the Common Stock and the Purchaser's ownership of Common Stock.

      (y)  Acknowledgement of Dilution.  The number of shares of Common Stock issuable upon conversion of the Preferred Shares and exercise of the Warrant may increase substantially in certain circumstances. The Company acknowledges that its obligation to issue shares of Common Stock in accordance with the Transaction Documents is absolute and unconditional, regardless of the dilution that such issuance may have on other stockholders of the Company.

    Section 2.2  Representations and Warranties of the Purchaser.  The Purchaser hereby makes the following representations and warranties to the Company as of the date hereof and the Exchange Date:

      (a)  Organization.  Such Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

      (b)  Authorization; Enforcement.  (i) Such Purchaser has the requisite power and authority to enter into and perform its obligations under the Transaction Documents and to acquire the Securities being issued to it hereunder, (ii) the execution and delivery of the Transaction Documents by such Purchaser and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary corporate or partnership action, and (iii) the Transaction Documents constitute valid and binding obligations of such Purchaser enforceable against such Purchaser in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application.

      (c)  No Conflicts.  The execution, delivery and performance of the Transaction Documents and the consummation by such Purchaser of the transactions contemplated thereby do not and will not (i) result in a violation of such Purchaser's organizational documents, or (ii) conflict with any agreement, indenture or instrument to which such Purchaser is a party, or (iii) result in a material violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to such Purchaser.

      (d)  Securities Purchase Representations.

        (i)  Access to Other Information.  Such Purchaser acknowledges that the Company has made available to such Purchaser the opportunity to examine the SEC Documents and such additional documents from the Company and to ask questions of, and receive full answers from, the Company concerning, among other things, the Company, its financial condition, its management, its prior activities and any other information which such Purchaser considers relevant or appropriate in connection with entering into this Agreement.

        (ii)  Risks of Purchase.  Such Purchaser acknowledges that the Securities have not been registered under the Act. Such Purchaser is capable of assessing the risks of acquiring the Securities and is fully aware of the economic risks thereof.

        (iii)  Purchase Representation.  Such Purchaser is acquiring the Preferred Shares, and may purchase the Registrable Securities, for its own account and not with a view to distribution in violation of any securities laws; provided, however, that by making the representations herein, such Purchaser does not agree to hold the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with federal and state securities laws applicable to such disposition.

        (iv)  Restricted Securities.  Such Purchaser acknowledges and understands that the terms of issuance have not been reviewed by the SEC or by any state securities authorities and that the Securities have been issued in reliance on the certain exemptions for non-public offerings under the Act, which exemptions depend upon, among other things, the representations made and information furnished by such Purchaser.

        (v)  Ability to Bear Economic Risk.  Such Purchaser is an "accredited investor" as defined in Rule 501 of Regulation D, as amended, under the Act, and that it (i) is able to bear the economic risk of purchasing the Securities, (ii) is able to hold the Securities for an indefinite period of time, and (iii) can afford a complete loss of its purchase of the Securities.

      (e)  Brokers.  The Purchaser has taken no action which would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments by the Company relating to the Transaction Documents or the transactions contemplated thereby. All fees and amounts payable to the brokers listed in Section 2.1(r) shall be solely the responsibility of the Company.

ARTICLE III
Covenants

    Section 3.1  Registration and Listing; Effective Registration.  Until the earlier of (i) five (5) years from the Exchange Date and (ii) the date on which the Purchaser neither holds any Registrable Securities nor has the right to acquire any Registrable Securities, the Company will cause the Common Stock to continue at all times to be registered under Section 12(b) or Section 12(g) of the Exchange Act, will comply in all respects with its reporting and filing obligations under the Exchange Act, and will not take any action or file any document (whether or not permitted by the Exchange Act or the rules thereunder) to terminate or suspend such reporting and filing obligations. Until the earlier of (i) five (5) years from the Exchange Date and (ii) the date on which the Purchaser neither holds any Registrable Securities nor has the right to acquire any Registrable Securities, the Company shall continue the listing and/or quoting of the Registrable Securities on the NASDAQ National Market System or one of the other Approved Markets and comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Approved Market on which the Registrable Securities are listed and/or quoted, as the case may be. The Company shall cause the Registrable Securities to be quoted on the NASDAQ National Market System or one of the other Approved Markets no later than the registration of the Registrable Securities under the Act, and at all times shall continue such listing(s) and/or quoting on one of the Approved Markets. As used herein and in the other Transaction Documents, the term "Effective Registration" shall mean: (i) the Company has complied with its material obligations under all the Transaction Documents in all material respects and has not made any material misrepresentations under any of the Transaction Documents or under any other agreements between the Company and the Purchaser, except for those breaches or defaults which are capable of being cured and have been so cured within a reasonable time following notice of such breach or default (not to exceed 5 business days); (ii) the resale of all Registrable Securities (as defined in the Registration Rights Agreement) is covered by an effective registration statement in accordance with the terms of the Registration Rights Agreement and such registration statement is not subject to any suspension or stop orders; (iii) the resale of such Registrable Securities may be effected pursuant to a current and deliverable prospectus that is not subject to any blackout or similar circumstance (including a prospectus supplement filed with the SEC in accordance with the terms of the Warrant following any Issuer Notice (as defined therein)); (iv) such Registrable Securities are listed, or approved for listing prior to issuance, on an Approved Market and are not subject to any trading suspension (nor shall trading generally have been suspended on such exchange or market), and the Company shall not have been notified of any pending or threatened proceeding or other action to delist or suspend the Common Stock on the Approved Market on which the Common Stock is then traded or listed; (v) the requisite number of shares of Common Stock shall have been duly authorized and reserved for issuance as required by the terms of the Transaction Documents; (vi) no Interfering Event (as described in the Registration Rights Agreement) then exists; and (vii) none of the Company or any direct or indirect subsidiary of the Company is subject to any Bankruptcy Event. For purposes hereof, "Bankruptcy Event" means any of the following events: (a) the Company or any subsidiary commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any subsidiary thereof; (b) there is commenced against the Company or any subsidiary any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or any subsidiary is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Company or any subsidiary makes a general assignment for the benefit of creditors; (f) the Company or any subsidiary fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) the Company or any subsidiary calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) the Company or any subsidiary, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

    Section 3.2  Warrant on Exercise.  Upon any partial exercise by the Purchaser (or then holder) of the Warrant, the Company shall issue and deliver to such Purchaser (or holder) within five Trading Days of the date on which the Warrant is exercised, a new Warrant or Warrants representing the adjusted number of shares of Common Stock issuable upon exercise of the Warrant.

    Section 3.3  Replacement Certificates.  The certificate(s) or instrument(s) representing the Securities held by the Purchaser (or then holder) may be exchanged by such Purchaser (or such holder) at any time and from time to time for certificates or instruments with different denominations representing an equal aggregate number of Securities as requested by such Purchaser (or such holder) upon surrendering the same. The Company will deliver such substitute certificates or instruments within 3 Trading Days. No service charge will be made for such registration or transfer or exchange.

    Section 3.4  Expenses.  The Company shall pay to KKWC in immediately available funds, at the Exchange and promptly upon receipt of any further invoices relating to the same, all reasonable legal fees and expenses incurred by the Purchaser in connection with the transactions contemplated by this Agreement, the Registration Rights Agreement and the Certificate, provided that any such amounts in excess of $30,000 shall be paid by Purchaser. At the Exchange, the Company shall pay the amount due for such fees and expenses (which may include fees and expenses estimated to be incurred for the completion of the transaction, including post-closing matters), provided that any such amounts in excess of $30,000 shall be paid by Purchaser. In the event any amount paid by or on behalf of the Company is ultimately less than actual fees and expenses, the Company shall (subject to the $30,000 cap) promptly pay such deficiency to KKWC upon receipt of an invoice therefor. In lieu thereof, the Purchaser may pay such amounts due to KKWC, and the Company shall promptly reimburse the Purchaser for such amounts.

    Section 3.5  Securities Compliance.  The Company shall notify the SEC, the NASDAQ Stock Market and the NASD, in accordance with their requirements, of the transactions contemplated by Transaction Documents, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Securities. Without limiting the foregoing, the Company shall, within two days following the Exchange Date file a Form 8-K with the SEC and/or issue a press release describing in detail the transactions contemplated in the Transaction Documents. Within one (1) Trading Day following any delivery of an Issuer Notice (as defined in and pursuant to the Warrant), the Company shall file with the SEC a prospectus supplement to the prospectus included in the Registration Statement (as defined in the Registration Rights Agreement) as required by the terms of the Warrant and Registration Rights Agreement. Such Form 8-K and any other Form 8-K and/or press release, and/or prospectus supplement, or other publicity concerning the Transaction Documents, shall contain such information as is reasonably requested by the Purchaser and be approved by the Purchaser in writing prior to issuance. No Form 8-K and/or press release shall name the Purchaser except as shall be required by law or consented to in writing by the Purchaser, which consent will not be unreasonably withheld. If the Company fails to so file a Form 8-K, press release or prospectus supplement as required herein within the requisite time period, the Purchaser at any time may issue a press release covering the transactions contemplated by the Transaction Documents or such Issuer Notice, as the case may be (provided that the Company shall not be relieved of its obligations to so file a prospectus supplement).

    Section 3.6  Dividends or Distributions; Purchases of Equity Securities.  For so long as any Preferred Shares remain outstanding, the Company agrees that it shall not (a) declare or pay any dividends or make any distributions to any holder or holders of Common Stock (other than dividends payable in Common Stock) in their capacity as stockholders, or (b) purchase, redeem or otherwise acquire for value, directly or indirectly, any shares of Common Stock or other equity security of the Company, other than the debentures currently outstanding issued to London Pacific.

    Section 3.7  Notices.  The Company agrees to provide all holders of the Preferred Shares and the Warrant with copies of all notices and information, including without limitation notices and proxy statements in connection with any meetings, that are provided to the holders of shares of Common Stock, contemporaneously with the delivery of such notices or information to such Common Stock holders.

    Section 3.8  Use of Proceeds.  The Company agrees that the proceeds received by the Company from the sale of the Debenture and Warrant under the Purchase Agreement and the sale of the shares of Common Stock issuable upon exercise of the Warrant shall be used only for legally permitted general corporate purposes and shall not be used to repay or prepay any indebtedness of the Company except for trade payables incurred in the ordinary course of business.

    Section 3.9  Notification of Additional Financings; Adjustments.  The Company agrees that until the first anniversary of the Exchange Date, the Purchaser shall have a right of first offer with respect to all non-public capital raising transactions as set forth in this Section 3.9. The Company shall give advance written notice to the Purchaser of its intention to complete any such financing so that the Purchaser may, to the extent it in its sole discretion determines to do so, propose to provide such financing, in which case the Purchaser must propose such financing within three Trading Days following such notice by the Company. After any such proposal by the Purchaser is made, the Company shall negotiate in good faith with such Purchaser in order to attempt to agree on a financing transaction; provided, however, that if no such agreement in principle is reached within three Trading Days following the proposal, the Company shall not be precluded from seeking such financing from any other sources or from accepting such financing from any other sources. This right of first offer shall continue even if the Purchaser elects not to participate in one or more such financings. Notwithstanding anything herein to the contrary, this right of first offer shall not apply to issuances of the Company's securities pursuant to (i) the Company's current or future employee, director or bona fide consultant options plans and/or compensation arrangements, (ii) strategic corporate alliances not undertaken principally for financing purposes, and (iii) revolving or term loans provided to the Company by federal or state chartered banks or thrifts.

    Section 3.10  Reservation of Stock Issuable Upon Exercise of the Warrant.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of Preferred Shares and exercise of the Warrant, such number of its shares of Common Stock as shall from time to time be sufficient to effect the full conversion of all Preferred Shares and the full exercise of the Warrant, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the full conversion of all Preferred Shares and the full exercise of the Warrant, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including without limitation engaging in best efforts to obtain the requisite shareholder approval. Without in any way limiting the foregoing, the Company agrees to reserve and at all times keep available solely for purposes of the conversion of Preferred Shares and exercise of the Warrant such number of authorized but unissued shares of Common Stock that is at least equal to 200% of the aggregate shares issuable upon full conversion of the Preferred Shares plus 100% of the number of shares of Common Stock issuable upon exercise of the Warrant in full, which numbers shall be appropriately adjusted for any stock split, reverse split, stock dividend or reclassification of the Common Stock. If the Company falls below the reserves specified in the immediately preceding sentence and does not cure such non-compliance within 30 days of its start, then the Purchaser will be entitled to the compensatory payments specified in Section 2(b)(i) of the Registration Rights Agreement. If at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the full conversion of the Preferred Shares and the full exercise of the Warrant, the Purchaser shall be entitled to, inter alia, the premium price redemption rights provided in the Registration Rights Agreement. All calculations pursuant to this paragraph shall be performed without regard to any restrictions or limitations on beneficial ownership of Common Stock contained in the Preferred Shares or the Warrant.

    Section 3.11  Best Efforts.  The parties shall use their best efforts to satisfy timely each of the conditions described in Article 4 of this Agreement.

    Section 3.12  Limitations on Transfers.  The Company shall not contribute or transfer its assets to any of its subsidiaries, other than a subsidiary that has delivered its guarantee to the Purchaser in form and substance satisfactory to the Purchaser.

    Section 3.13  Form D; Blue Sky Laws.  The Company agrees to file a Form D with respect to the Securities, as required under Regulation D of the Act and to provide a copy thereof to the Purchaser promptly after such filing. The Company shall, on or before the Exchange Date, take such action as the Company shall have reasonably determined is necessary to qualify the applicable Securities for sale to the Purchaser at the Exchange pursuant to this Agreement under applicable securities or "blue sky" laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Purchaser on or prior to the Exchange Date.

    Section 3.14  NASDAQ Rule.  Notwithstanding anything contained herein, the Preferred Shares and Warrant shall not be convertible and exercisable to the extent that in excess of 4,372,600 shares of Common Stock (19.9% of the Common Stock issued and outstanding on the date of the Purchase Agreement, which number shall be subject to readjustment for any stock split, stock dividend or reclassification of the Common Stock) (the "20% Cap") would be issued thereon, unless the Company receives stockholder approval for such issuance. The Purchaser shall have the right to receive cash payments from the Company for all shares of Common Stock that this Section 3.14 renders the Company incapable of issuing to such Purchaser ("Deficiency Shares") at a price equal to (a) for the Preferred Shares, the Liquidation Value (as defined in the Certificate) of the Preferred Shares which would otherwise be converted into Deficiency Shares and (b) for the Warrants, the value determined by the Black-Scholes pricing model for such portion of the Warrants which would otherwise be exercisable for Deficiency Shares. If applicable, the restrictions and redemption obligations set forth in this Section 3.14 shall cease to apply if (1) the Company obtains written shareholder approval to issue Common Shares in excess of the 20% Cap pursuant to the rules and regulations of the Approved Market on which the Common Stock is traded, or (2) the Company provides the Purchaser with irrevocable written notice, based upon the written advice of its counsel, that any such issuance of Common Shares is not subject to the 20% Cap pursuant to the rules and regulations of such Approved Market. The Company will use its best efforts promptly to obtain either the shareholder approval or the irrevocable notice described in the preceding sentence and to provide the Purchaser with a copy of same. Without limiting the foregoing, in the event at any time the number of Registrable Securities then issued or issuable upon full conversion and exercise of the Preferred Shares and Warrant is 85% of the 20% Cap (assuming full conversion and exercise without regard to any beneficial ownership limitations set forth therein), then the Company shall within 60 days hold a stockholders meeting and shall solicit the aforementioned shareholder approval by soliciting proxies in favor of issuing Common Shares in excess of the 20% Cap and will use its best efforts to have all affiliates of the Company which own or control shares of Common Stock to vote their shares in favor of such resolution.

    Section 3.15  Transactions With Affiliates.  The Company agrees that any transaction or arrangement between it or any of its subsidiaries and any affiliate or employee of the Company shall be effected on an arms' length basis in accordance with customary commercial practice and, except with respect to grants of options and stock to service providers, including employees and directors, shall be approved by a majority of the Company's outside directors.

    Section 3.16  Press Release.  The Purchaser shall have the opportunity to review any press release in connection with the transactions contemplated hereby prior to its issuance.

    Section 3.17  Reporting Lack of Effective Registration.  The Company shall promptly notify the Purchaser in writing if there shall ever be a lack of Effective Registration, as well as when Effective Registration is re-established.

    Section 3.18  Rule 144.  With a view to making available to the Purchaser the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit the Purchaser to sell securities of the Company to the public without registration ("Rule 144"), the Company agrees, until such time as all of the Securities may be freely sold to the public under Rule 144(k) (or any successor thereto), to:

      (a) make and keep public information available, as those terms are understood and defined in Rule 144;

      (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act so long as the Company remains subject to such requirements (it being understood that nothing herein shall limit any of the Company's other obligations under this Agreement and the filing of such reports and other documents is required for the applicable provisions of Rule 144); and

      (c) furnish to the Purchaser so long as such Purchaser owns Registrable Securities, promptly upon request, (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to permit the Purchaser to sell such securities pursuant to Rule 144 without registration.

    Section 3.19  Subordination.  So long as any Preferred Shares remain outstanding, the Company shall not, and shall cause each of its subsidiaries not to, without the prior written consent of the Purchaser which may be withheld for any reason in the Purchaser's sole discretion, (1) permit, create, incur, assume, guarantee or otherwise become directly or indirectly liable for, any additional indebtedness, or (2) issue any shares of preferred stock or other capital stock which is senior to or pari passu with the Preferred Shares, other than (a) the convertible debentures issued to London Pacific for up to $5.5 million in aggregate principal amount outstanding, (b) indebtedness under commercial bank lines of credit, and (c) indebtedness outstanding under senior debt (collectively, "Senior Debt") issued by the Company which (1) is not directly or indirectly convertible into, exercisable for or exchangeable into any capital stock or other equity of the Company and (2) does not directly or indirectly provide for or contemplate the issuance of capital stock or equity of the Company or any securities convertible into, exercisable for or exchangeable into such capital stock or equity. So long as any Preferred Shares remain outstanding, the Company shall not, and shall cause each of its subsidiaries not to, repay any indebtedness of the Company except for trade payables incurred in the ordinary course of business.

    Section 3.20  Reporting Events Described in Schedule 2.1(f) of the Purchase Agreement.  The Company represents and warrants that any discounts, expenses or liabilities which may have needed to have been recorded as and to the extent described in Schedule 2.1(f) of the Purchase Agreement have been so recorded on or prior to the end of the Company's first fiscal quarter for 2001, and any deferral of revenues as and to the extent described in Schedule 2.1(f) of the Purchase Agreement were only deferred until a date which was on or prior to March 31, 2001.

ARTICLE IV
Conditions to Exchange

    Section 4.1  Conditions Precedent to the Obligation of the Company to Issue Preferred Shares.  The obligation hereunder of the Company to issue the Preferred Shares to the Purchaser at the Exchange is subject to the satisfaction at or before the Exchange of each of the applicable conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

      (a)  Accuracy of the Purchaser's Representations and Warranties.  The representations and warranties of the Purchaser will be true and correct as of the date when made and as of the Exchange Date.

      (b)  Performance by the Purchaser.  The Purchaser shall have performed all agreements and satisfied all conditions required to be performed or satisfied by the Purchaser at or prior to the Exchange, including surrender of the Debenture and Adjustment Warrant.

      (c)  No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

    Section 4.2  Conditions Precedent to the Obligation of the Purchaser to Exchange.  The obligation hereunder of the Purchaser to acquire and exchange for the Preferred Shares at the Exchange is subject to the satisfaction, at or before the Exchange, of each of the applicable conditions set forth below. These conditions are for the Purchaser's benefit and may be waived by the Purchaser at any time in its sole discretion.

      (a)  Accuracy of the Company's Representations and Warranties.  The representations and warranties of the Company shall be true and correct as of the date when made and as of the Exchange Date as though made at that time (except for representations and warranties expressly as of an earlier date, which shall be true and correct in all material respects as of such date).

      (b)  Performance by the Company.  The Company shall have performed all agreements and satisfied all conditions required to be performed or satisfied by the Company at or prior to the Exchange, including, without limitation, delivery of the Preferred Shares and stock certificates therefore.

      (c)  Trading and/or Quotation.  Trading in and/or quotation of the Company's Common Stock shall not have been suspended by the SEC and trading in securities generally as reported by the NASDAQ National Market System (or other Approved Market) shall not have been suspended or limited, and the Common Stock shall be listed on an Approved Market.

      (d)  No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by Transaction Documents. The NASD shall not have objected or indicated that it may object to the consummation of any of the transactions contemplated by this Agreement. The Company shall have delivered a copy of the Sprint Consent to the Purchaser.

      (e)  Opinion of Counsel.  The Purchaser shall have received an opinion of counsel to the Company in the applicable form attached hereto as Exhibit 4.2(e) and such other opinions, certificates and documents as the Purchaser or its counsel shall reasonably require incident to the closing.

      (f)  Registration Rights Agreement.  The Company and the Purchaser shall have executed and delivered the Registration Rights Agreement in the form and substance of Annex B attached hereto.

      (g)  Officer's Certificate.  The Company shall have delivered to the Purchaser a certificate in form and substance satisfactory to the Purchaser and the Purchaser's counsel, executed by an officer of the Company, certifying as to satisfaction of applicable closing conditions, incumbency of signing officers, and the true, correct and complete nature of the Certificate of Incorporation, By-laws, good standing and authorizing resolutions of the Company.

      (h)  Miscellaneous.  The Company shall have delivered to the Purchaser such other documents relating to the transactions contemplated by this Agreement as the Purchaser or its counsel may reasonable request.

    Section 4.3  Exchange Date Deliveries.

      (a) On the Exchange Date, the Company shall deliver to the Purchaser:

         (i) Stock certificates evidencing the Preferred Shares;

        (ii) A copy of the Certificate filed with Secretary of State of the State of Delaware and stamped by such Secretary of State;

        (iii) The certificate referred to in Section 4.2(g) above;

        (iv) The executed Registration Rights Agreement;

        (v) The opinion of counsel referred to in Section 4.2(e) above; and

        (vi) A copy of the duly executed Sprint Consent.

      (b) On the Exchange Date, the Purchaser shall deliver to the Company (or to KKWC for delivery to the Company):

         (i) The Debenture and the Adjustment Warrant; and

        (ii) The executed Registration Rights Agreement.

ARTICLE V
Legend and Stock

    The certificates representing the Preferred Shares issued hereunder and the Warrant shall be stamped or otherwise imprinted with a legend substantially in the following form:

    THESE SECURITIES HAVE NOT BEEN REGISTERED FOR OFFER OR SALE UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN APPLICABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

    Each certificate representing the shares of Common Stock issued upon conversion or exercise of Preferred Shares or the Warrant, prior to such shares being registered under the Act for resale or available for resale under Rule 144(k) under the Act, shall be stamped or otherwise imprinted with a legend in substantially the above form.

    The Company agrees to reissue shares of Common Stock issued upon conversion or exercise of Preferred Shares or the Warrant without the legend set forth above at such time as (i) the holder thereof is permitted to dispose of such shares issuable upon conversion of the Preferred Shares or exercise of the Warrant pursuant to Rule 144(k) under the Act or has disposed of such securities pursuant to Rule 144 under the Act, or (ii) such shares are sold to a purchaser or purchasers who (in the opinion of counsel to the seller or such purchaser(s), in form and substance reasonably satisfactory to the Company and its counsel) are able to dispose of such shares publicly without registration under the Act, or (iii) such securities have been registered under the Act.

    Prior to the Registration Statement (as defined in the Registration Rights Agreement) being declared effective, any shares of Common Stock issued upon conversion or exercise of Preferred Shares or Warrant shall bear a legend in the same form as the legend indicated above; provided that such legend shall be removed from such shares and the Company shall issue new certificates without such legend if (i) the holder has sold or disposed of such shares pursuant to Rule 144 under the Act, or the holder is permitted to dispose of such shares pursuant to Rule 144(k) under the Act, (ii) such shares are registered for resale under the Act, or (iii) such shares are sold to a purchaser or purchasers who (in the opinion of counsel to the seller or such purchaser(s), in form and substance reasonably satisfactory to the Company and it counsel) are able to dispose of such shares publicly without registration under the Act. Upon such Registration Statement becoming effective, the Company agrees to promptly, but no later than three (3) business days after the Purchaser's written request therefor (and surrender of legended stock certificates), issue new certificates representing such shares without such legend. Any shares issued after the Registration Statement has become effective shall be free and clear of any legends, transfer restrictions and stop orders. The Purchaser agrees to sell the Common Stock issued upon conversion of Preferred Shares or exercise of the Warrant in accordance with the applicable prospectus delivery requirements or in accordance with an exemption from the registration requirements of the Act (including without limitation Rule 144). The Purchaser acknowledges, and will cause any transferee of such Common Stock to whom such Common Stock was transferred other than as registered shares under the Registration Statement or pursuant to Rule 144 to acknowledge, that the Common Stock issued on conversion and exercise of the Preferred Shares and the Warrant has been issued pursuant to the exemption from registration provided by Regulation D under the Act and that the availability of such exemption is dependent upon the Purchaser's not disposing of such shares in an unregistered distribution in violation of securities laws, and Purchaser agrees, and will cause any such transferee to agree, not to dispose of any such Common Stock in an unregistered distribution in violation of securities laws.

    Nothing herein shall limit the right of any holder to pledge these securities pursuant to a bona fide margin account or lending arrangement entered into in compliance with law, including applicable securities laws.

ARTICLE VI
Indemnification

    In consideration of the Purchaser's execution and delivery of this Agreement and the Registration Rights Agreement and in addition to all of the Company's other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless the Purchaser and all of its partners, officers, directors, employees, members and direct or indirect investors and any of the foregoing persons' agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate or document contemplated hereby or thereby, (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party and arising out of or resulting from (i) the execution, delivery, performance, breach by the Company or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the

Securities or (iii) the status of the Purchaser or holder of the Securities or Warrant as a stockholder of the Company, and (d) the enforcement of this Section.

ARTICLE VII
Governing Law; Miscellaneous.

    Section 7.1  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS TO BE EXECUTED AND PERFORMED EXCLUSIVELY IN NEW YORK. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, OR SAN JOSE, CALIFORNIA, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN, AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF TO SUCH PARTY AT THE ADDRESS FOR SUCH NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. EACH PARTY HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY.

    Section 7.2  Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

    Section 7.3  Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

    Section 7.4  Severability.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

    Section 7.5  Entire Agreement; Amendments; Waivers.

      (a) This Agreement supersedes all other prior oral or written agreements between the Purchaser, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein (including the other Transaction Documents and the Purchase Agreement and Prior Registration Rights Agreement) contain the entire understanding of the parties with respect to the matters covered herein and therein. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Purchaser, and no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

      (b) The Purchaser may at any time elect, by notice to the Company, to waive (whether permanently or temporarily, and subject to such conditions, if any, as the Purchaser may specify in such notice) any of its respective rights (but not obligations) under any of the Transaction Documents to acquire shares of Common Stock from the Company, in which event such waiver shall be binding against the Purchaser in accordance with its terms.

    Section 7.6  Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing, must be delivered by (i) courier, mail or hand delivery or (ii) facsimile, and will be deemed to have been delivered upon receipt. The addresses and facsimile numbers for such communications shall be:

    If to the Company:

Hybrid Networks, Inc. 6409 Guadalupe Mines Road San Jose, California 95120
Telephone:	408-323-6500
Facsimile:	408-323-6470
Attention:	President and CEO

    with a copy to:

Fenwick and West LLP 2 Palo Alto Square Palo Alto, California 94306
Telephone:	650-494-0600
Facsimile:	650-494-1417
Attention:	Dan Winnike, Esq.

    If to the Purchaser:

Halifax Fund, L.P. c/o The Palladin Group, L.P. 195 Maplewood Avenue Maplewood, New Jersey 07040
Attention:	Maurice Hryshko
Telephone:	(973) 313-6470
Fax:	(973) 313-6495

    with a copy to:

Kleinberg, Kaplan, Wolff & Cohen, P.C. 551 Fifth Avenue New York, New York 10176
Telephone:	212-986-6000
Facsimile:	212-986-8866
Attention:	Peter J. Weisman, Esq.

    Each party shall provide five (5) days prior written notice to the other party of any change in address, telephone number or facsimile number. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date and recipient facsimile number or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

    Section 7.7  Successors and Assigns.  Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. The Purchaser may assign some or all of its rights hereunder without the consent of the Company in connection with any sale or transfer of all or any portion of the Securities held by the Purchaser. The

Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser, including by merger or consolidation.

    Section 7.8  No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

    Section 7.9  Survival.  The representations, warranties and agreements of the Company and the Purchaser contained in the Agreement shall survive the Exchange.

    Section 7.10  Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

    Section 7.11  Remedies.  The Purchaser and each permitted assignee shall have all rights and remedies set forth in this Agreement, the Certificate, the Warrant and the Registration Rights Agreement and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The Purchaser and each permitted assignee without prejudice may withdraw, revoke or suspend its pursuit of any remedy at any time prior to its complete recovery as a result of such remedy.

    Section 7.12  Days.  Unless the context refers to "business days" or "Trading Days," all references herein to "days" shall mean calendar days. "Trading Day" shall mean (x) if the Common Stock is listed on the New York Stock Exchange or the American Stock Exchange, a day on which there is trading on such stock exchange, or (y) if the Common Stock is not listed on either of such stock exchange but sale prices of the Common Stock are reported on an automated quotation system, a day on which trading is reported on the principal automated quotation system on which sales of the Common Stock are reported, or (z) if the foregoing provisions are inapplicable, a day on which quotations are reported by National Quotation Bureau Incorporated.

    Section 7.13  Rescission and Withdrawal Right.  Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, wherever the Purchaser exercise a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then the Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any such notice, demand or election in whole or in part without prejudice to its future actions and rights.

    Section 7.14  Obligations Absolute.  The Company's obligations under the Transaction Documents are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction.

    Section 7.15  Publicity.  The Company agrees that it will not disclose, and will not include in any public announcement, the name of the Purchaser without the express written agreement of the Purchaser, which consent will not be unreasonably withheld, unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement. The Company agrees that it will deliver a copy of any public announcement regarding the matters covered by this Agreement or any agreement and document executed herewith to the Purchaser and any public announcement including the name of the Purchaser to the Purchaser, reasonably in advance of the release of such announcements.

    Section 7.16  Like Treatment of Purchaser and Holders.  Neither the Company nor any of its affiliates shall, directly or indirectly, pay or cause to be paid any consideration (immediate or contingent), whether by way of interest, fee, payment for the redemption, conversion of Preferred Shares or exercise of the Securities, or otherwise, to any holder of Securities, for or as an inducement to, or in connection with the solicitation of, any consent, waiver or amendment of any terms or provisions of the Transaction Documents, unless such consideration is required to be paid to all holders of Securities bound by such consent, waiver or amendment. The Company shall not, directly or indirectly, redeem any Securities unless such offer of redemption is made pro rata to all holders of Securities, as the case may be, on identical terms.

    Section 7.17  Actions of Holders.  Notwithstanding anything herein to the contrary, the actions and obligations of the holders of Securities under the Transaction Documents shall at all times be considered several and not joint, and the holders of Securities are not, under any circumstances, agreeing to act jointly with respect to the Securities or any of their actions or obligations under the Transaction Documents.

* * * * *

[Signature Page Follows]

    IN WITNESS WHEREOF, the parties hereto have caused this Exchange Agreement to be duly executed as of the date and year first above written.

COMPANY:
HYBRID NETWORKS, INC.
By:	/s/ Michael D. Greenbaum Name: Michael D. Greenbaum Title: President and Chief Executive Officer
PURCHASER:
HALIFAX FUND, L.P.
By:	/s/ Maurice Hryshko Name: Maurice Hryshko Title: Counsel The Palladin Group L.P. Investment Adviser

Signature page to Exchange Agreement

List of Schedules
Schedule 2.1(c)	Reservation of Common Shares and Preemptive Rights
Schedule 2.1(c)(i)	Convertible Securities
Schedule 2.1(e)	Outstanding Securities; Nasdaq Approval; 6% Convertible Debenture
Schedule 2.1(m)	No Integrated Offering
Schedule 2.1(o)	Intellectual Property
Schedule 2.1(s)(i)	Outstanding securities entitled to registration rights
Schedule 2.1(s)(ii)	Outstanding securities affected by the issuance of Securities
Schedule 2.1(t)	Certain Transactions
List of Exhibits
Exhibit 4.2(e)	Opinion of Counsel
Annexes
Annex A	Certificate of Designations
Annex B	Registration Rights Agreement

QuickLinks

  Exhibit 4.02